                                                                    Exhibit 4.16

                           AGREEMENT FOR PURCHASE AND SALE


     This Agreement for Purchase and Sale (the "Agreement"), is made and entered into as of February 9, 1998, by and between Photran Corporation, a Minnesota corporation ("Seller"), and St. James Capital Partners, L.P., a Delaware limited partnership ("Purchaser"), and sets forth the terms and conditions of the sale and purchase of a $3,500,000 10% Convertible Promissory Note, the form of which is set forth on EXHIBIT A hereto (the "Note").

     WHEREAS, Seller desires to issue and sell to Purchaser, and Purchaser desires to purchase and accept from Seller, the Note, on the terms and subject to the conditions set forth herein.

     WHEREAS, the obligations of Seller under the Note are secured by that certain Security Agreement dated as of the date hereof, between Seller and Purchaser (the "Security Agreement"), the form of which is set forth on EXHIBIT B hereto.

     WHEREAS, the provisions of the Note and the Security Agreement are subject to the terms and conditions set forth in that certain Intercreditor and Subordination Agreement among Seller, Purchaser, Steven King, Community National Bank and Henson & Efron, P.A., dated as of the date hereof (the "Intercreditor and Subordination Agreement"), the form of which is set forth on EXHIBIT C hereto.

     WHEREAS, Seller and Purchaser desire to make certain representations, warranties and agreements in connection with the purchase and sale of the Note contemplated hereby.

     WHEREAS, Seller desires to sell to Purchaser at the Closing (as defined herein) warrants to purchase 1,225,000 shares of Seller's Common Stock (the "Warrants"), no par value (the "Common Stock"), which Warrants shall have the terms and be subject to the conditions set forth in the form of Warrant (the "Warrant") attached hereto as EXHIBIT D and shall be subject to the terms and conditions set forth herein.

     WHEREAS, Seller desires to grant to Purchaser certain registration rights in respect to the shares of Seller's Common Stock that may be acquired on the exercise of the Warrants and/or conversion of the Note, which registration rights shall have the terms and be subject to the conditions set forth in the Registration Rights Agreement (the "Registration Rights Agreement"), the form of which is set forth on EXHIBIT E hereto (this Agreement, the Note, the Security Agreement, the Intercreditor and Subordination Agreement, the Warrant and the Registration Rights Agreement are collectively referred to as the "Transaction Documents").

     NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements herein, the parties agree as follows:

                                      ARTICLE I

                                  PURCHASE AND SALE

     1.1 PURCHASE AND SALE OF THE NOTE AND THE WARRANTS. Subject to the terms of this Agreement, Seller agrees to and does hereby issue, sell and deliver the Note and the Warrants to Purchaser at the Closing (as defined herein) and Purchaser agrees to and does hereby purchase and accept the Note and the Warrants from Seller.

     1.2 CONSIDERATION FOR PURCHASE OF THE NOTE. Subject to the terms of this Agreement, Purchaser hereby agrees to pay to, or on behalf of, Seller, by check or wire transfer (i) $700,000, on the Closing Date (as defined herein), to the account of Seller, less any expenses payable or reimbursable by Seller hereunder, and (ii) $2,800,000, simultaneously with the funding of the settlement with Shenzen WABO Group Company Limited, $1,500,000 of which shall be deposited in an account designated by Shenzen WABO Group Company Limited and $1,300,000 of which shall be deposited in the account of Seller, pursuant to the Note, as the consideration for the purchase of the Note, less any expenses payable or reimbursable by Seller hereunder (the "Note Consideration").

     1.3 CONSIDERATION FOR PURCHASE OF THE WARRANTS. Subject to the terms of this Agreement, Purchaser hereby agrees to pay to Seller, by check or wire transfer to the account of Seller, $36,750 or $.03 per share at Closing, as the consideration for the purchase of the Warrants (the "Warrant Consideration;" the Note Consideration and the Warrant Consideration are collectively referred to as the "Consideration").

     1.4 ORIGINATION FEE. Seller agrees to pay Purchaser at Closing, a one-time origination fee in the amount of $35,000 (the "Origination Fee") for the payment of the Note Consideration.

                                       ARTICLE II

                       REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller represents and warrants to Purchaser as follows:

     2.1 ORGANIZATION, STANDING AND QUALIFICATION. Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Seller is licensed and qualified to do business as a foreign corporation in each jurisdiction in which the character of Seller's properties, owned or leased, or the nature of its activities makes such qualification or license necessary, except where failure to be so qualified or licensed would not have a material adverse effect on Seller or Seller's properties, financial condition or results of operations.

     2.2 AUTHORITY; NO DEFAULTS. Seller has all requisite corporate power and authority to enter into the Transaction Documents and to consummate the transactions contemplated thereby. The execution and delivery of the Transaction Documents and the consummation of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of Seller. The Transaction Documents have been executed and delivered by Seller and constitute the valid and binding obligation of Seller, enforceable in accordance with their terms, subject to bankruptcy, insolvency, moratorium and other similar laws affecting creditors' rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The execution, delivery and performance of the Transaction Documents do not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with or result in a breach of or the acceleration of any obligation under, or constitute a default or event of default (or event which, with notice or lapse of time or both, would constitute a default or event of default) under, any provision of any charter, bylaw, indenture, mortgage, lien, lease, agreement, contract, instrument, order, judgment, decree, ordinance or regulation, or any restriction to which any property of Seller is subject or by which Seller is bound, the effect of which would be materially adverse to Seller, except as set forth on SCHEDULE 2.2 and for other obligations of Seller which will have been discharged, written consents of third parties which will have been obtained and conflicts which will have been waived in writing on or before the Closing. Seller is not, and Seller does not have knowledge that it is alleged to be, in material violation or default of any applicable law, statute, order, rule or regulation promulgated or judgment entered by any court, administrative agency or commission or other governmental agency or instrumentality, domestic or foreign (a "Governmental Entity"), relating to or affecting the operation, conduct or ownership of the property or business of Seller which violation or default would have a material adverse effect on Seller.

     2.3 APPROVALS. There is no legal impediment to the execution and delivery of the Transaction Documents by Seller or to the consummation of the transactions contemplated thereby, and no filing or registration with, or authorization, consent or approval of, a Governmental Entity, shareholders or any other third party is necessary for the consummation by Seller of the transactions contemplated thereby except as may be required to perfect any security interest granted to Purchaser under the Security Agreement and any exemption under applicable securities laws.

     2.4 ARTICLES OF INCORPORATION AND BYLAWS. Seller has furnished to Purchaser true and complete copies of its articles of incorporation and bylaws, each as amended to date and as presently in effect.

     2.5 LITIGATION. Except as set forth on SCHEDULE 2.5, as of the date of this Agreement, there is no suit, action, proceeding or investigation pending or, to the best knowledge of Seller, threatened against or affecting Seller (or any of its respective officers or directors in connection with the business of Seller), nor is there any outstanding judgment, order, writ, injunction or decree against Seller, which judgment would have a material adverse effect on Seller. Seller is not subject to any court order, writ, injunction, decree, settlement agreement or judgment that contains or orders any on-going obligations, whether prohibitory or mandatory in nature, the performance of which would have a material adverse effect on Seller.

2.6 CAPITALIZATION. (a) Seller has authorized capital stock of (a) 24,000,000 shares of Common Stock, no par value, of which, as of the date hereof, there are 5,219,985 shares issued and outstanding, and (b) 6,000,000 shares of undesignated preferred stock, no par value per share ("Preferred Stock"), of which, as of the date hereof, no shares are issued and outstanding. Except as set forth on SCHEDULE 2.6, all of the issued and outstanding shares of Common Stock were duly and validly issued and are fully paid and non-assessable. None of the outstanding shares of Common Stock or Preferred Stock has been issued in violation of any preemptive rights of the current or past shareholders of Seller. As of the date hereof, Seller has or will have reserved for issuance (i) an aggregate of 725,000 shares of Common Stock issuable on exercise of stock options issued to employees, officers, directors and other persons, 358,750 shares of which are currently subject to outstanding options, (ii) an aggregate of 1,316,950 shares of Common Stock issuable on exercise of currently outstanding convertible securities or convertible promissory notes other than those listed in (i) above and (iii) an aggregate of 200,000 shares of Common Stock to be issued to Shenzen WABO Group Company Limited pursuant to the Settlement Agreement between Seller and Shenzen WABO Group Company Limited (the "WABO Settlement Agreement"). Except as set forth on SCHEDULE 2.6 or described above in (i), (ii) or (iii), there are no outstanding options, warrants or rights to subscribe for, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of Seller or contracts, commitments, understandings or arrangements by which Seller is or may be obligated to issue additional shares of its capital stock or options, warrants, or rights to purchase or acquire any additional shares of its capital stock.

     (b) All of the Common Stock issued on the exercise of the Warrants and the conversion of the Note will be fully paid, non-assessable and free and clear of any Encumbrances, except for (i) restrictions on transfer resulting from and requiring compliance with applicable securities laws and (ii) restrictions on registration and resale pursuant to the Registration Rights Agreement. As used in this Agreement, the term "Encumbrance" means and includes (i) any security interest, mortgage, deed of trust, lien, charge, pledge, proxy, adverse claim, equity, power of attorney, or restriction of any kind, including but not limited to, any restriction or servitude on the use, transfer, receipt of income, or other exercise of any attributes of ownership, and (ii) any Uniform Commercial Code financing statement or other public filing, notice or record that by its terms purports to evidence or notify interested parties of any of the matters referred to in clause (i) that has not been terminated or released by another proper public filing, notice or record.

     2.7  SUBSIDIARIES.  The Seller has no subsidiaries.

     2.8 SEC DOCUMENTS. Except as set forth on SCHEDULE 2.8, Seller has made all filings with the Securities and Exchange Commission ("SEC") that it has been required to make under the Securities Act of 1933, as amended (the "Securities Act"), and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since May
29, 1996. Seller has provided to Purchaser a true, complete and correct copy of Seller's annual report on Form 10-KSB for the calendar year ended December 31, 1996, together with all amendments thereto, and any and all filings with the SEC made by Seller (including all requested exhibits to such filings) since the filing of said Form 10-KSB (all such documents that have been filed with the SEC since May 29, 1996, as amended, are referred to as the "Seller
SEC Documents"). As of their respective dates, and except as amended, the Seller SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and none of the Seller SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Seller included in the Seller SEC Documents comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-QSB) and fairly present (subject, in the case of the unaudited statements, to normal recurring audit adjustments) the financial position of Seller as of the dates thereof and the results of its operations and cash flows for the periods then ended. Except as set forth in the Seller SEC Documents and SCHEDULE 2.8, since September 30, 1997, (i) there have been no material adverse changes in Seller's business, operations or financial condition and (ii) Seller's operations have been conducted in the ordinary course of business except as disclosed in writing to Purchaser.

     2.9 LIABILITIES. Except as set forth in SCHEDULE 2.9, Seller has no liabilities or obligations, either accrued, absolute, contingent, or otherwise that have a material adverse effect on the value or business of Seller, and Seller has no knowledge of any potential liability that it reasonably believes would likely result in a material adverse effect on the value or business of Seller, other than those (a) reflected or reserved against in the unaudited balance sheet of Seller at September 30, 1997 or (b) incurred in the ordinary course of business since September 30, 1997.

     2.10 LICENSES, PERMITS, AUTHORIZATIONS, ETC. Seller holds all approvals, authorizations, consents, licenses, orders, franchises, rights, registrations and permits of any type required to operate its business as presently conducted, except where failure to hold such would not have a material adverse effect on the business, financial condition or results of operations of Seller. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in any revocation, cancellation, suspension or modification of any such approval, authorization, consent, license, order, franchise, right, registration or permit.

     2.11 TITLE TO ASSETS; ENCUMBRANCES.  Except as set forth in SCHEDULE 2.11:

          (a) Seller has good and indefeasible title to its assets, whether real, personal or intangible, free and clear of all Encumbrances except (i) liens for current taxes and assessments not yet due or being contested in good faith by appropriate proceedings, (ii) mechanic's liens arising under the operation of law for actions contested in good faith or for which payment arrangements have been made, (iii) liens granted or incurred by Seller in the ordinary course of its business or financing or lease of equipment, office space, furniture and computers in the ordinary course of its business, and (iv) easements, rights of way, encroachments or other reductions or matters affecting title which do not prevent the assets from being used for the purpose for which they are currently being used.

          (b) There are no parties in possession of any of the assets of Seller other than personal property held by third parties in the reasonable and ordinary course of business. Seller enjoys full, free and exclusive use and quiet enjoyment of its assets and its rights pertaining thereto.
     Seller enjoys peaceful and undisturbed possession under all leases under which it is a lessee, and all such leases are legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms.

     2.12 TAXES AND RETURNS. Except as set forth on SCHEDULE 2.12, Seller has filed all required tax returns and reports. Except as set forth on SCHEDULE 2.12, Seller has paid all taxes, assessments and governmental charges and penalties which it has incurred, except such as are being or may be contested in good faith by appropriate proceedings. Seller is not delinquent in the payment of any tax, assessment or governmental charge. No deficiencies for any taxes have been proposed, asserted, or assessed against Seller, and no requests for waivers of the time to assess any such taxes are pending. For the purposes of this Agreement, the term "tax" (including, with correlative meaning, the terms "taxes" and "taxable") shall include all federal, state, local and foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts.

     2.13 INSURANCE. Except as set forth on SCHEDULE 2.13, each policy of property, fire and casualty, product liability, worker's compensation, professional liability and title insurance and other forms of insurance (except group, health and life policies) and each bond issued or posted by any person with respect to any operations or other activities of Seller is, to the knowledge of Seller, the legal, valid and binding obligation of the insurer or bond issuer, enforceable in accordance with its terms, and is in an amount and provides for coverage as is customary in the ordinary business practices of Seller's industry.

     2.14 PATENTS, TRADEMARKS, ETC. Attached hereto as SCHEDULE 2.14 is a schedule of all patents, trademarks, service marks, works of authorship, tradenames, brandnames and copyrights, and licenses or other rights with respect to any of the foregoing, and other licenses, rights or permits, owned or possessed by Seller, all of which are in good standing, in full force and effect, and are free and clear of all Encumbrances. SCHEDULE 2.14 also lists all applications of Seller for any of the foregoing presently on file and pending or which are presently being prepared for filing and all intellectual property necessary for Seller's business as now conducted and as proposed to be conducted. No patent or patent application of Seller is involved in any interference proceeding. Seller is not using, and does not have any plan to manufacture, use or sell anything which would violate or infringe on any patent or proprietary right (of which Seller is aware) of any other person, firm or corporation or which would require a license under any such patent or proprietary right. Seller has not received any communications alleging that Seller has violated or, by conducting its business as proposed, would violate any of the patents, trademarks, service marks, tradenames, copyrights, works of authorship or trade secrets or other proprietary rights in processes of any other person or entity.

     2.15 MATERIAL CONTRACTS AND OBLIGATIONS. Set forth on SCHEDULE 2.15 is a list of all material agreements of any nature to which Seller is a party or by which it or any of its properties is bound, including without limitation, all employment and consulting agreements, loan agreements, leases, purchase contracts, employee benefit, bonus, pension, stock option, stock purchase and similar plans and arrangements, and distributor and sales representative agreements. True and complete copies of such written agreements have been provided to Purchaser. All such agreements and contracts are valid, binding and in full force and effect. Seller is not in default on any of the agreements listed on SCHEDULE 2.15.

     2.16 COMPLIANCE. Except as set forth on SCHEDULE 2.16, Seller has complied in all material respects with all laws, and is not in violation of any charter or other corporate restrictions or any law, ordinance, requirement, regulation, judgment, injunction, award, decree, or other order applicable to its business. There is no term or provision of any mortgage, indenture, contract, agreement or instrument to which Seller is a party or by which it is bound, any provision of any state or federal judgment, decree, order, injunction, writ, statute, rule or regulation applicable to or binding upon Seller, which materially adversely affects or, to the knowledge of Seller, in the future is reasonably likely to affect materially and adversely the business, prospects, condition, affairs or operations of Seller or any of its properties or assets. To the knowledge of Seller, no employee of Seller is in violation of any term of any employment contract, patent or other proprietary information disclosure agreement or any other contract or agreement relating to the employment of such employee with Seller.

     2.17 EMPLOYEES. Seller has complied in all material respects with all applicable and material state and federal laws respecting employment and employment practices, terms and conditions of employment, wages and hours and other laws related to employment, and there are no arrears in the payment of wages, or social security taxes.

     2.18 TRANSACTIONS WITH AFFILIATES AND STOCKHOLDERS.  Except as set forth on
SCHEDULE 2.18, no shareholder, officer, director or employee of Seller, nor any "affiliate" or "associate" of such persons (as such terms are defined in the rules and regulations promulgated under the Securities Act), is presently a party to any transaction with Seller, including without limitation, any contract, agreement or other arrangement providing for the employment of, furnishing of services by, rental of real or personal property from or otherwise requiring payments to, any such person or entity.

     2.19 USE OF PROCEEDS. Seller may use the Consideration to fund obligations in connection with Seller's dispute resolutions with Shenzen WABO Group Company Limited and to provide working capital required by Seller to expand its operations and for the general corporate purposes set forth on SCHEDULE 2.19.

     2.20 SHAREHOLDER AGREEMENTS. Except as set forth in SCHEDULE 2.20 or as contemplated by this Agreement, there are no agreements, written or oral, between Seller and any holder of its capital stock, or, to the knowledge of Seller, among any holders of its capital stock, relating to the acquisition, disposition or voting of the capital stock of Seller.

     2.21 HAZARDOUS WASTES AND SUBSTANCES. Neither the operations of Seller nor the use of its assets violates, in any material way, any applicable federal, state or local law, statute, ordinance, rule, regulation, memorandum of understanding, order or notice requirement pertaining to the collection, transportation, storage, treatment, discharge, release or disposal of hazardous or non-hazardous waste or substances, including without limitation (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C, Sections 9601 ET SEQ.), as amended from time to time on or before the Closing Date ("CERCLA") (including, without limitation, as amended pursuant to the Superfund Amendments and Reauthorization Act of 1986), and such regulations promulgated under CERCLA on or before the Closing Date, (ii) the Resources Conservation and Recovery Act of 1976 (42 U.S C. Sections 6901 ET SEQ.), as amended from time to time ("RCRA") on or before the Closing Date, and such regulations promulgated under RCRA, (iii) any applicable federal, state or local laws or regulations relating to the environment in effect on the Closing Date (collectively, the "Applicable Environmental Laws"). None of the operations of Seller has ever been conducted nor have any of its assets been used in such a manner as to constitute a material violation of any of the Applicable Environmental Laws. No notice has been served on Seller by any person or Governmental Entity regarding any existing, pending or threatened investigation or inquiry related to violations under any Applicable Environmental Law, or regarding any claims for corrective action, remedial obligations or contribution for removal costs or damages under any Applicable Environmental Law, or regarding the designation of Seller or any of its affiliates as a potentially responsible party for any facility under the Applicable Environmental Laws, nor does any fact or circumstance exist which, if disclosed publicly, would be reasonably likely to result in the service on Seller of any such notice. There has been no action taken, or omitted to be taken by Seller which has caused, or would be reasonably likely to cause, a "release" of any "hazardous substance" at any "facility," without limitation, within the meaning of such terms as defined in the Applicable Environmental Laws, which release would have a material adverse effect on the business, financial condition or results of operations of Seller as a result of enforcement of Applicable Environmental Laws.

     2.22 DISCLOSURES. Neither this Agreement nor any Exhibit or Schedule hereto, nor any certificate or other instrument furnished to Purchaser or its counsel by Seller in connection with the transactions contemplated hereby, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading.

     2.23 BROKERS AND FINDERS. Seller has not employed any broker or finder or incurred any liability for any financial advisor fees, brokerage fees, commissions, or finders' fees, and no broker or finder has acted directly or indirectly in connection with this Agreement or the transactions contemplated hereby.
                                     ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchaser represents and warrants to Seller as follows:

     3.1 ORGANIZATION. Purchaser is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite partnership power and authority to conduct its business as it is now being conducted and to enter into and consummate this Agreement and the transactions contemplated hereby.

     3.2 AUTHORITY; NO DEFAULTS. Purchaser has all requisite partnership power and authority to enter into the Transaction Documents to which Purchaser is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of the Transaction Documents to which Purchaser is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action. The Transaction Documents to which Purchaser is a party have been duly executed and delivered by Purchaser and constitute the valid and binding obligations of Purchaser, enforceable in accordance with their terms, subject to bankruptcy, insolvency, moratorium and other similar laws affecting creditors' rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The execution and delivery of the Transaction Documents to which Purchaser is a party do not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with or result in a breach of or the acceleration of any obligation under, or constitute a default or an event of default under the partnership agreement of Purchaser or any other material contract to which the Purchaser is bound, the effect of which would be materially adverse to Seller.

     3.3 APPROVALS. There is no legal impediment to the execution and delivery of the Transaction Documents to which Purchaser is a party by Purchaser or to the consummation of the transactions contemplated thereby, and no filing or registration with, or authorization, consent or approval of, a Governmental Entity, the partners of Purchaser or any other third party is necessary for the consummation by Purchaser of the transactions contemplated thereby other than perfection of the security interest granted to Purchaser as contemplated by the Security Agreement or consents of any lender of Purchaser.

     3.4 INVESTMENT INTENT. The Note and the Warrants are being acquired for Purchaser's own account and not with a view to public distribution and Purchaser acknowledges that the purchase and sale of the Note and the Warrants is intended to be exempt from registration under the Securities Act by virtue of Section 4(2) of the Securities Act.

     3.5 ACCREDITED INVESTOR. The Purchaser is an accredited investor within the meaning of Rule 501 under the Securities Act.

     3.6 RESTRICTED SECURITIES. The Purchaser acknowledges that the Note and the Warrants have not been registered under the Securities Act and therefore cannot be sold or transferred unless either they are subsequently registered under the Securities Act (as well as under any applicable state securities laws) or an exemption from such registration is available. The Note and the Warrants will be "restricted securities" under Rule 144 promulgated under the Securities Act, and unless and until registered under the Securities Act, the Note and the Warrants may be subject to limitations on resale set forth in Rule 144 or in administrative interpretations of the Securities Act by the SEC or in other rules and regulations in effect at the time of the proposed sale or other disposition of the Note or the Warrants.

     3.7 BROKERS AND FINDERS. Purchaser has not employed any broker or finder or incurred any liability for any financial advisor fees, brokerage fees, commissions, or finders' fees, and no broker or finder has acted directly or indirectly in connection with this Agreement or the transactions contemplated hereby.

                                      ARTICLE IV

                                     THE CLOSING

     4.1 TIME AND PLACE. The closing of the purchase and sale of the Note and the Warrants (the "Closing") will take place on the date agreed to by the parties (the "Closing Date"), at the offices of Gardere Wynne Sewell & Riggs, L.L.P., unless another time and place are agreed to by the parties.

     4.2 CONDITIONS TO THE CLOSING OBLIGATION OF SELLER. The obligation of Seller to effect the Closing is subject to Purchaser delivering, or causing to be delivered, to Seller at the Closing the following payment and the following executed documents:

          4.2.1     $700,000 of the Consideration;

          4.2.2     the Agreement;

          4.2.3     the Registration Rights Agreement;

          4.2.4     the Security Agreement; and

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

          4.2.5     the Intercreditor and Subordination Agreement.

     4.3 CONDITIONS TO THE CLOSING OBLIGATION OF PURCHASER. The obligation of Purchaser to effect the Closing is subject to Seller delivering, or causing to be delivered, to Purchaser at the Closing the following payment and the following executed documents:

          4.3.1 copies of the Articles of Incorporation of Seller, and all amendments thereto, certified by the Secretary of Seller as of the Closing Date;

          4.3.2 copies of the bylaws of Seller, and all amendments thereto, certified by the Secretary of Seller as of the Closing Date;

          4.3.3 copies, certified by a certificate of the Secretary of Seller as of the Closing Date, of resolutions duly adopted by the board of directors of Seller, authorizing the execution and delivery by Seller of the Transaction Documents and all other agreements attached hereto as Exhibits or contemplated herein, the completion of the sale of the Note and Warrants and the taking of all such other corporate action as shall have been required as a condition to, or in connection with, the sale of the Note and Warrants;

          4.3.4     the Agreement;

          4.3.5     the Note;

          4.3.6     the Warrant;

          4.3.7     the Registration Rights Agreement;

          4.3.8     the Security Agreement;

          4.3.9     the Intercreditor and Subordination Agreement;

          4.3.10 an opinion of Henson & Efron, P.A., counsel to Seller, in form and substance acceptable to Purchaser and addressing the matters set forth in Sections 2.1, 2.2, 2.3, 2.5, 2.6 and 2.7;

          4.3.11    the Origination Fee; and

          4.3.12 an executed copy of the WABO Settlement Agreement, whether or not such WABO Settlement Agreement has been accepted and approved by the Arbitration Tribunal duly formed in accordance with the Arbitration Rules of the China International Economic and Trade Arbitration Commission.


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


                                      ARTICLE V

                                  GENERAL PROVISIONS

     5.1 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. The representations, warranties and agreements contained in this Agreement shall survive the Closing.

     5.2 NOTICES. All notices or other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person, transmitted by telecopier (with receipt confirmed) or mailed by registered or certified mail, postage prepaid, return receipt requested, to the parties hereto at the address set forth below (as the same may be changed from time to time by notice similarly given) or the last known business or residence address of such other person as may be designated by either party hereto in writing.

     (a)  If to Seller:

     Photran Corporation
     21875 Grenada Avenue
     Lakeville, Minnesota 55044
     Attn:  Paul Fink

     (b)  If to Purchaser:

     St. James Capital Partners, L.P.
     c/o St. James Capital Corp.
     1980 Post Oak Boulevard, Suite 2030
     Houston, Texas 77056
     Attn: John L. Thompson

     5.3 MISCELLANEOUS. This Agreement (i) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, (ii) shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and is not intended to confer upon any other person any rights or remedies hereunder, and (iii) shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Minnesota.

     5.4 PUBLICITY. Seller and Purchaser promptly shall advise and cooperate with the other prior to issuing, or permitting any of its directors, officers, employees or agents to issue, any press release with respect to this Agreement or the transactions contemplated hereby. Notwithstanding the foregoing, without the prior consent of Purchaser, neither Seller nor any of its directors, officers, employees or agents shall issue any press release which includes the name of Purchaser or any of Purchaser's affiliates.

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

     5.5 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto (whether by operation of law or otherwise) (other than as contemplated pursuant to Section 3.6 hereof) without the prior written consent of the other party.

     5.6 SCHEDULES. All statements contained in any exhibit, schedule, appendix, certificate or other instrument delivered by or on behalf of the parties hereto, or in connection with the transactions contemplated hereby, are an integral part of this Agreement and shall be deemed representations and warranties hereunder.

     5.7 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which constitutes an original execution and, in the aggregate, constitute a single document.

     5.8 EXPENSE REIMBURSEMENTS. At Closing, Seller will reimburse to Purchaser all of Purchaser's expenses relating to the negotiation, documentation and closing of the transactions contemplated by this Agreement, including without limitation the direct fees and expenses of Purchaser's counsel, and other direct fees and expenses of Purchaser.

                               SELLER'S SIGNATURE PAGE

     IN WITNESS WHEREOF, Seller has signed this Agreement as of the date first written above.


                              PHOTRAN CORPORATION


                              By:   /s/ Paul T. Fink
                                   -------------------------------------
                                   Paul T. Fink, Chief Executive Officer
                                   -------------------------------------

                             PURCHASER'S SIGNATURE PAGE

IN WITNESS WHEREOF, Purchaser has signed this Agreement as of the date first written above.


                              ST. JAMES CAPITAL PARTNERS, L.P.

                              By: St. James Capital Corp., its
                              General Partner


                              By: /s/ Charles E. Underbrink
                                  -------------------------------------
                                   Charles E, Underbrink,  CEO
                                  -------------------------------------














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